Walmart Inc. net sales exceed $150 billion in Q4
Walmart U.S. net sales exceed $105 billion in Q4; comp sales1 grew 5.6%
Q4 FY22 GAAP EPS of $1.28; Adjusted EPS2 of $1.53
Company guides FY23 in-line with growth algorithm outlined last February
Planned share repurchases of at least $10 billion in FY23

Fourth-quarter highlights

Company delivers strong holiday results globally. Total revenue was $152.9 billion, up 0.5%, negatively affected by $10.2 billion due to divestitures.	“We had another strong quarter to finish off a strong year. We have momentum in our business in all three segments. We’re being aggressive with our plans and executing on the strategy. It’s exciting to see how the teams are simultaneously navigating today’s challenges and reshaping our business.”

Doug McMillon
President and CEO, Walmart
Strong sales in Walmart U.S. with market share gains in grocery. eCommerce sales grew 1% and 70% on a two-year stack.
Competitive pricing remains in focus globally. Consolidated gross profit rate up 10 bps; 54 bps in Walmart U.S.
Sam’s Club comp sales[1] increased 10.4%, and 21.2% on a two-year stack. Membership income increased 9.1%.
Walmart International net sales were $27.0 billion, a decrease of $7.9 billion, or 22.6%, negatively affected by $10.1 billion due to divestitures. China, Mexico and Flipkart delivered strong growth.
Navigated higher supply chain costs and pandemic-related challenges well, while executing strategic initiatives. Consolidated operating expenses as a percentage of net sales was relatively flat.
Consolidated operating income was $5.9 billion, an increase of 7.3%. Adjusted operating income[2] increased 5.9%. Both were negatively affected by about 60 basis points due to divestitures.
Company prioritizes in-stock levels. Inventory up 26% globally; 28% in the U.S., affected by higher cost of goods, mix, and higher in-transit shipments.
Full-year highlights

Total revenue was $572.8 billion, up 2.4%, negatively affected by $32.7 billion related to divestitures. Excluding currency[2], total revenue would have increased 1.6% to $568.2 billion.
Walmart U.S. comp sales[1] increased 6.4% and 15.0% on a two-year stack.
Walmart U.S. eCommerce sales grew 11.0% and 90% on a two-year stack.
Robust growth in marketplace and fulfillment services in the U.S., Mexico and India. Added approximately 20,000 new sellers to the U.S. marketplace.
Global advertising business[3] reached $2.1 billion as the company’s flywheel accelerates. In the U.S., active advertisers using Walmart Connect increased 136%.
Sam’s Club comp sales[1] increased 9.8% and 21.6% on a two-year stack. Membership income increased 11.3%.
Walmart International net sales decreased 16.8%, negatively affected by approximately $32.6 billion related to divestitures.
The company generated $24.2 billion in operating cash flow and returned $15.9 billion to shareholders through dividends and share repurchases.
GAAP EPS of $4.87; Adjusted EPS[2] of $6.46.
Repurchased $9.8 billion in shares for the fiscal year, representing around 50% of the $20 billion authorization announced last year.
1 Comp sales for the 13-week and 52-week periods ended January 28, 2022 compared to the 13-week and 52-week periods ended January 29, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Our global advertising business includes $1.6 billion recorded in net sales, and $0.5 billion recorded as a reduction to cost of sales, depending on the nature of the advertising arrangement.

NYSE: WMT	February 17, 2022	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q4 FY22	Q4 FY21	Change		FY22	FY21	Change
Revenue	$152.9	$152.1	$0.8	0.5%	$572.8	$559.2	$13.6	2.4%
Revenue (constant currency)[1]	$153.0	$152.1	$0.9	0.6%	$568.2	$559.2	$9.0	1.6%
Operating income	$5.9	$5.5	$0.4	7.3%	$25.9	$22.5	$3.4	15.1%
Operating income (constant currency)[1]	$5.9	$5.5	$0.4	7.6%	$25.7	$22.5	$3.1	13.9%
Adjusted operating income (constant currency)[1]	$6.0	$5.7	$0.3	6.2%	$25.8	$23.2	$2.6	11.2%

Free Cash Flow[1]	FY22	$ Change	Returns to Shareholders	FY22	% Change
Operating cash flow	$24.2	-$11.9	Dividends	$6.2	0.6%
Capital expenditures	$13.1	$2.8	Share repurchases[2]	$9.8	272.8%
Free cash flow[1]	$11.1	-$14.7	Total	$15.9	82.3%

Fiscal 2023 full year guidance
The following guidance reflects the company’s expectations for fiscal year 2023 and is provided on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and the changes in fair value of the Company’s equity investments. Growth rates reflect an adjusted basis for prior year results. The company’s guidance assumes some degree of relief from costs associated with COVID-19 and disruptions in the supply chain as the year progresses, and that the U.S. consumer remains in a generally favorable economic position throughout the year.

Metric	FY23 Guidance
Consolidated net sales	Increase about 3% in constant currency •Excluding divestitures[3], increase about 4%
Comp sales growth	•Walmart U.S., slightly above 3%, ex. fuel
Consolidated operating income	Increase about 3% in constant currency •Excluding divestitures[3], increase at a rate higher than net sales
Effective tax rate	25% to 26%
EPS growth	Increase mid single-digits •Excluding divestitures[3], increase 5% to 6%
Capital expenditures	Upper end of 2.5% to 3% of net sales with a focus on supply chain, automation, customer-facing initiatives and technology

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $10.6 billion remaining of $20 billion authorization approved in February 2021. The company repurchased approximately 70 million shares in fiscal 2022.
3 We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.

NYSE: WMT	February 17, 2022	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q4 FY22	Q4 FY21	Change		FY22	FY21	Change
Net sales	$105.3	$99.6	$5.7	5.7%	$393.2	$370.0	$23.3	6.3%
Comp sales (ex. fuel)[2]	5.6%	8.6%	NP	NP	6.4%	8.6%	NP	NP
Transactions	3.1%	-10.9%	NP	NP	NP	NP	NP	NP
Average ticket	2.4%	21.9%	NP	NP	NP	NP	NP	NP
eCommerce contribution	~(80) bps	~620 bps	NP	NP	NP	NP	NP	NP
Operating income	$5.2	$5.2	$—	0.3%	$21.6	$19.1	$2.5	12.9%
Adjusted operating income[1]	$5.2	$5.2	$—	0.3%	$21.6	$19.5	$2.1	10.7%

	Q4 FY22	Q4 FY21	Change		FY22	FY21	Change
Net sales	$27.0	$34.9	-$7.9	-22.6%	$101.0	$121.4	-$20.4	-16.8%
Net sales (constant currency)[1]	$27.2	$34.9	-$7.7	-22.1%	$96.5	$121.4	-$24.9	-20.5%
Operating income	$0.8	$1.0	-$0.1	-13.7%	$3.8	$3.7	$0.1	2.7%
Operating income (constant currency)[1]	$0.8	$1.0	-$0.1	-12.0%	$3.5	$3.7	-$0.2	-4.6%
Adjusted operating income (constant currency)[1]	$1.0	$1.0	$—	-0.6%	$3.6	$3.7	$-0.1	-3.6%

	Q4 FY22	Q4 FY21	Change		FY22	FY21	Change
Net sales	$19.2	$16.5	$2.7	16.5%	$73.6	$63.9	$9.6	15.1%
Comp sales (ex. fuel)[2]	10.4%	10.8%	NP	NP	9.8%	11.8%	NP	NP
Transactions	7.0%	8.4%	NP	NP	NP	NP	NP	NP
Average ticket	3.2%	2.2%	NP	NP	NP	NP	NP	NP
eCommerce contribution	~100 bps	~280 bps	NP	NP	NP	NP	NP	NP
Operating income	$0.5	$0.4	$0.2	41.1%	$2.3	$1.9	$0.4	18.5%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week and 52-week periods ended January 28, 2022 compared to the 13-week and 52-week periods ended January 29, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 230 million customers and members visit approximately 10,500 stores and clubs under 46 banners in 24 countries and eCommerce websites. With fiscal year 2022 revenue of $573 billion, Walmart employs 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	February 17, 2022	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding earnings per share growth, consolidated net sales, consolidated operating income, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2023, and comparable sales growth. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	February 17, 2022	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2022	2021	Percent Change	2022	2021	Percent Change
Revenues:
Net sales	$151,525	$150,985	0.4%	$567,762	$555,233	2.3%
Membership and other income	1,346	1,094	23.0%	4,992	3,918	27.4%
Total revenues	152,871	152,079	0.5%	572,754	559,151	2.4%
Costs and expenses:
Cost of sales	115,522	115,261	0.2%	429,000	420,315	2.1%
Operating, selling, general and administrative expenses	31,462	31,331	0.4%	117,812	116,288	1.3%
Operating income	5,887	5,487	7.3%	25,942	22,548	15.1%
Interest:
Debt	348	434	(19.8)%	1,674	1,976	(15.3)%
Finance lease obligations	79	90	(12.2)%	320	339	(5.6)%
Interest income	(47)	(30)	56.7%	(158)	(121)	30.6%
Interest, net	380	494	(23.1)%	1,836	2,194	(16.3)%
Loss on extinguishment of debt	—	—	N/A	2,410	—	N/A
Other (gains) and losses	725	5,586	(87.0)%	3,000	(210)	(1,528.6)%
Income (loss) before income taxes	4,782	(593)	NM	18,696	20,564	(9.1)%
Provision for income taxes	1,149	1,415	(18.8)%	4,756	6,858	(30.7)%
Consolidated net income (loss)	3,633	(2,008)	NM	13,940	13,706	1.7%
Consolidated net income attributable to noncontrolling interest	(71)	(83)	(14.5)%	(267)	(196)	36.2%
Consolidated net income (loss) attributable to Walmart	$3,562	$(2,091)	NM	$13,673	$13,510	1.2%

Net income per common share:
Basic net income (loss) per common share attributable to Walmart	$1.29	$(0.74)		$4.90	$4.77
Diluted net income (loss) per common share attributable to Walmart	$1.28	$(0.74)		$4.87	$4.75

Weighted-average common shares outstanding:
Basic	2,769	2,826		2,792	2,831
Diluted	2,782	2,826		2,805	2,847

Dividends declared per common share	$—	$—		$2.20	$2.16

NM = not meaningful

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,	January 31,
(Amounts in millions)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$14,760	$17,741
Receivables, net	8,280	6,516
Inventories	56,511	44,949
Prepaid expenses and other (1)	1,519	20,861
Total current assets	81,070	90,067

Property and equipment, net	94,515	92,201
Operating lease right-of-use assets	13,758	13,642
Finance lease right-of-use assets, net	4,351	4,005
Goodwill	29,014	28,983
Other long-term assets	22,152	23,598
Total assets	$244,860	$252,496

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$410	$224
Accounts payable	55,261	49,141
Accrued liabilities (1)	26,060	37,966
Accrued income taxes	851	242
Long-term debt due within one year	2,803	3,115
Operating lease obligations due within one year	1,483	1,466
Finance lease obligations due within one year	511	491
Total current liabilities	87,379	92,645

Long-term debt	34,864	41,194
Long-term operating lease obligations	13,009	12,909
Long-term finance lease obligations	4,243	3,847
Deferred income taxes and other	13,474	14,370

Commitments and contingencies

Equity:
Common stock	276	282
Capital in excess of par value	4,839	3,646
Retained earnings	86,904	88,763
Accumulated other comprehensive loss	(8,766)	(11,766)
Total Walmart shareholders’ equity	83,253	80,925
Noncontrolling interest	8,638	6,606
Total equity	91,891	87,531
Total liabilities and equity	$244,860	$252,496

1 As of January 31, 2021, prepaid expenses and other included assets held for sale of $19.2 billion and accrued liabilities included liabilities held for sale of $12.7 billion related to our operations in the U.K. and Japan. We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	January 31,
(Amounts in millions)	2022	2021
Cash flows from operating activities:
Consolidated net income	$13,940	$13,706
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	10,658	11,152
Net unrealized and realized (gains) and losses	2,440	(8,589)
Losses on disposal of business operations	433	8,401
Deferred income taxes	(755)	1,911
Loss on extinguishment of debt	2,410	—
Other operating activities	1,652	1,521
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(1,796)	(1,086)
Inventories	(11,764)	(2,395)
Accounts payable	5,520	6,966
Accrued liabilities	1,404	4,623
Accrued income taxes	39	(136)
Net cash provided by operating activities	24,181	36,074

Cash flows from investing activities:
Payments for property and equipment	(13,106)	(10,264)
Proceeds from the disposal of property and equipment	394	215
Proceeds from disposal of certain operations, net of divested cash	7,935	56
Payments for business acquisitions, net of cash acquired	(359)	(180)
Other investing activities	(879)	102
Net cash used in investing activities	(6,015)	(10,071)

Cash flows from financing activities:
Net change in short-term borrowings	193	(324)
Proceeds from issuance of long-term debt	6,945	—
Repayments of long-term debt	(13,010)	(5,382)
Premiums paid to extinguish debt	(2,317)	—
Dividends paid	(6,152)	(6,116)
Purchase of Company stock	(9,787)	(2,625)
Dividends paid to noncontrolling interest	(424)	(434)
Sale of subsidiary stock	3,239	140
Other financing activities	(1,515)	(1,376)
Net cash used in financing activities	(22,828)	(16,117)

Effect of exchange rates on cash, cash equivalents and restricted cash	(140)	235

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,802)	10,121
Change in cash and cash equivalents classified as held for sale	1,848	(1,848)
Cash, cash equivalents and restricted cash at beginning of year	17,788	9,515
Cash, cash equivalents and restricted cash at end of period	$14,834	$17,788

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	January 31,			January 31,
(dollars in millions)	2022	2021	Percent Change	2022	2021	Percent Change
Walmart U.S.	$105,279	$99,585	5.7%	$5,183	$5,168	0.3%
Walmart International	26,997	34,873	-22.6%	832	964	-13.7%
Sam’s Club	19,249	16,527	16.5%	549	389	41.1%
Corporate and support	—	—	—	(677)	(1,034)	-34.5%
Consolidated	$151,525	$150,985	0.4%	$5,887	$5,487	7.3%

	Net Sales			Operating Income
	Fiscal Year Ended			Fiscal Year Ended
	January 31,			January 31,
(dollars in millions)	2022	2021	Percent Change	2022	2021	Percent Change
Walmart U.S.	$393,247	$369,963	6.3%	$21,587	$19,116	12.9%
Walmart International	100,959	121,360	-16.8%	3,758	3,660	2.7%
Sam’s Club	73,556	63,910	15.1%	2,259	1,906	18.5%
Corporate and support	—	—	—	(1,662)	(2,134)	-22.1%
Consolidated	$567,762	$555,233	2.3%	$25,942	$22,548	15.1%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	1/28/2022	1/29/2021	1/28/2022	1/29/2021	1/28/2022	1/29/2021
Walmart U.S.	6.0%	8.5%	5.6%	8.6%	0.4%	-0.1%
Sam’s Club	16.3%	8.5%	10.4%	10.8%	5.9%	-2.3%
Total U.S.	7.5%	8.5%	6.3%	8.9%	1.2%	-0.4%

	With Fuel		Without Fuel		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	1/28/2022	1/29/2021	1/28/2022	1/29/2021	1/28/2022	1/29/2021
Walmart U.S.	6.8%	8.5%	6.4%	8.6%	0.4%	-0.1%
Sam’s Club	15.3%	8.4%	9.8%	11.8%	5.5%	-3.4%
Total U.S.	8.1%	8.4%	6.9%	9.0%	1.2%	-0.6%
Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2022.

	Three Months Ended January 31, 2022				Fiscal Year Ended January 31, 2022
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2022	Percent Change[1]	2022	Percent Change[1]	2022	Percent Change[1]	2022	Percent Change[1]
Total revenues:
As reported	$27,361	-22.3%	$152,871	0.5%	$102,459	-16.4%	$572,754	2.4%
Currency exchange rate fluctuations	155	N/A	155	N/A	(4,565)	N/A	(4,565)	N/A
Constant currency total revenues	$27,516	-21.8%	$153,026	0.6%	$97,894	-20.1%	$568,189	1.6%

Net sales:
As reported	$26,997	-22.6%	$151,525	0.4%	$100,959	-16.8%	$567,762	2.3%
Currency exchange rate fluctuations	156	N/A	156	N/A	(4,501)	N/A	(4,501)	N/A
Constant currency net sales	$27,153	-22.1%	$151,681	0.5%	$96,458	-20.5%	$563,261	1.4%

Operating income:
As reported	$832	-13.7%	$5,887	7.3%	$3,758	2.7%	$25,942	15.1%
Currency exchange rate fluctuations	16	N/A	16	N/A	(265)	N/A	(265)	N/A
Constant currency operating income	$848	-12.0%	$5,903	7.6%	$3,493	-4.6%	$25,677	13.9%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2022.

	Three Months Ended January 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2022	2021	2022	2021	2022	2021
Operating income:
Operating income, as reported	$5,183	$5,168	$832	$964	$5,887	$5,487
Officer compensation charge[1]	—	—	—	—	—	175
Business restructuring charges[2]	—	—	108	—	108	—
Adjusted operating income	5,183	5,168	940	964	5,995	5,662
Percent change[3]	0.3%	NP	-2.5%	NP	5.9%	NP
Currency exchange rate fluctuations	—	—	18	—	18	—
Adjusted operating income, constant currency	$5,183	5,168	$958	964	$6,013	5,662
Percent change[3]	0.3%	NP	-0.6%	NP	6.2%	NP

	Fiscal Year Ended January 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2022	2021	2022	2021	2022	2021
Operating income:
Operating income, as reported	$21,587	$19,116	$3,758	$3,660	$25,942	$22,548
Officer compensation charge[1]	—	—	—	—	—	175
Business restructuring charges[2]	—	380	108	—	108	380
Discrete tax item	—	—	—	77	—	77
Adjusted operating income	21,587	19,496	3,866	3,737	26,050	23,180
Percent change[3]	10.7%	NP	3.5%	NP	12.4%	NP
Currency exchange rate fluctuations	—	—	(263)	—	(263)	—
Adjusted operating income, constant currency	$21,587	$19,496	$3,603	$3,737	$25,787	$23,180
Percent change[3]	10.7%	NP	-3.6%	NP	11.2%	NP
1 The charge relates to amounts which were not allocated to an operating segment and recorded in Corporate and support.
2 Business restructuring charges in the fourth quarter of fiscal 2022 primarily consist of severance and store closure related costs due to strategic decisions made in the Walmart International segment. Business restructuring charges in the second quarter of fiscal 2021 are the result of changes to Walmart US support teams to better support its omni-channel strategy.
3 Change versus prior year comparable period.
NP - Not provided

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $24.2 billion for the fiscal year ended January 31, 2022, which decreased when compared to $36.1 billion for the fiscal year ended January 31, 2021 primarily due to an increase in inventory costs and purchases to support strong sales and lapping the impact of accelerated inventory sell-through in fiscal 2021, as well as timing and payment of wages. We generated free cash flow of $11.1 billion for the fiscal year ended January 31, 2022, which decreased when compared to $25.8 billion for the fiscal year ended January 31, 2021 due to the same reasons as the decrease in net cash provided by operating activities, as well as $2.8 billion in increased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Year Ended
	January 31,
(Dollars in millions)	2022	2021
Net cash provided by operating activities	$24,181	$36,074
Payments for property and equipment (capital expenditures)	(13,106)	(10,264)
Free cash flow	$11,075	$25,810

Net cash used in investing activities[1]	$(6,015)	$(10,071)
Net cash used in financing activities	(22,828)	(16,117)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2022 by adjusting EPS for the following:
1.unrealized and realized gains and losses on the company’s equity investments;
2.business restructuring charges associated with a strategic decision to discontinue a Walmart U.S. joint venture, as well as severance and store closure related costs in Walmart International;
3.loss on extinguishment of debt recorded during the third quarter of fiscal 2022; and
4.the incremental loss on sale of our operations in the U.K and Japan recorded during the first quarter of fiscal 2022.

	Three Months Ended January 31, 2022
Diluted earnings per share:
Reported EPS				$1.28
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.22	$(0.05)	$0.02	$0.19
Business restructuring charges	0.08	(0.02)	—	0.06
Net adjustments				$0.25

Adjusted EPS				$1.53

	Fiscal Year Ended January 31, 2022[4]
Diluted earnings per share:
Reported EPS				$4.87
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.87	$(0.18)	$0.02	$0.71
Loss on extinguishment of debt	0.86	(0.19)	—	0.67
Incremental loss on sale of our operations in the U.K. and Japan	0.15	—	—	0.15
Business restructuring charges	0.08	(0.02)	—	0.06
Net adjustments				$1.59

Adjusted EPS				$6.46

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale.
2 The reported effective tax rate was 24.0% and 25.4% for the three months and fiscal year ended January 31, 2022, respectively. Adjusted for the above items, the effective tax rate was 23.7% and 24.3% for the three months and fiscal year ended January 31, 2022, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our fiscal year ended January 31, 2021 press release, we have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2021 by adjusting EPS for the following: (1) the loss on sale of our operations in Japan and the U.K. which were determined to be held for sale as of January 31, 2021 and our operations in Walmart Argentina which were held for sale as of October 31, 2020 and subsequently divested in November 2020; (2) unrealized and realized gains and losses on the Company’s equity investments; (3) discrete tax items; (4) a charge related to officer compensation and (5) a business restructuring charge resulting from changes to Walmart support teams to better support the Walmart U.S. omni-channel support strategy in the quarter ended July 31, 2020.

	Three Months Ended January 31, 2021
Diluted earnings per share:
Reported EPS				$(0.74)
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Loss on certain international operations held for sale	$2.60	$0.06	$—	$2.66
Unrealized and realized (gains) and losses on equity investments	(0.63)	0.14	—	$(0.49)
Discrete tax item	—	(0.10)	—	$(0.10)
Officer compensation charge	0.06	—	—	0.06
Net adjustments[4]				$2.13

Adjusted EPS[4]				$1.39

	Fiscal Year Ended January 31, 2021[5]
Diluted earnings per share:
Reported EPS				$4.75
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Loss on certain international operations held for sale or sold	$2.93	$0.06	$—	$2.99
Unrealized and realized (gains) and losses on equity investments	(3.04)	0.64	—	(2.40)
Business restructuring charge	0.13	(0.03)	—	0.10
Officer compensation charge	0.06	—	—	0.06
Discrete tax items	0.06	(0.05)	(0.03)	(0.02)
Net adjustments				$0.73

Adjusted EPS				$5.48
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the loss on certain international operations held for sale or sold, as well as the officer compensation charge.
2 The reported effective tax rate was (238.6%) and 33.3% for the three months and fiscal year ended January 31, 2021, respectively. Adjusted for the above items, the effective tax rate was 22.0% and 24.3% for the three months and fiscal year ended January 31, 2021, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Adjusted EPS for the three months ended January 31, 2021 was calculated using weighted average shares outstanding of 2,844 million, which includes the dilutive impact of share-based payment awards.
5 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.